EXHIBIT 99.2

Transactions in the Class A Common Stock of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale
Purchase	99	5.6735	November 20, 2024
Purchase	14	5.9643	November 21, 2024
Purchase	15	5.957	November 22, 2024

Transactions in the Class B Common Stock of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Receipt as Stock Dividend from Issuer	346	N/A	December 16, 2024